Exhibit 99.2

Security Federal Corporation Completes Private Placement of
$30 Million of Subordinated Notes

Aiken, South Carolina, November 22, 2019 – Security Federal Corporation (OTCBB:SFDL) (the “Company”), the holding company for Security Federal Bank (“Bank”), announced today that it has completed a private placement of $30 million in aggregate principal amount of fixed-to-floating rate subordinated notes (the “Notes”) to certain institutional investors.

$17.5 million of the Notes (the “10-Year Notes”) are non-callable for five years, have a stated maturity of November 22, 2029, and bear interest at a fixed rate of 5.25% per year, from and including November 22, 2019, to, but excluding November 22, 2024. From and including November 22, 2024, to the maturity date or early redemption date, the interest rate for the 10-Year Notes will reset semi-annually to a level equal to the then-current three-month LIBOR rate plus 369 basis points.

$12.5 million of the Notes (the “15-Year Notes”) are non-callable for ten years, have a stated maturity of November 22, 2034, and bear interest at a fixed rate of 5.25% per year, from and including November 22, 2019, to, but excluding November 22, 2029. From and including November 22, 2029, to the maturity date or early redemption date, the interest rate for the 15-Year Notes will reset semi-annually to a level equal to the then-current three-month LIBOR rate plus 357 basis points.

The Notes have been structured to qualify as Tier 2 capital for the Company under applicable regulatory guidelines. The Company plans to use the net proceeds from the sale of the Notes for general corporate purposes, which may include increasing Bank level capital ratios and to support future growth. The Notes were assigned an investment grade rating of BBB+ from Egan-Jones Ratings Company.

Performance Trust Capital Partners, LLC served as placement agent for the sale of the Notes.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute such an offer, solicitation or sale in any jurisdiction in which an offering would be unlawful.

About Security Federal Corporation
Security Federal Corporation, headquartered in Aiken, South Carolina, is the parent company of Security Federal Bank. Security Federal Bank has 17 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce revisions to any forward-looking statements to reflect future events or developments.

CONTACT:	For additional information, contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.